Exhibit No. 4

                                                           EXECUTION COUNTERPART

                             AMENDMENT NO. 1 TO NOTE AGREEMENT


         This Amendment, entered into as of February 29, 1996, by and among SENECA FOODS CORPORATION (the "Company"), THE PRUDENTIAL INSURANCE COMPANY OF AMERICA ("Prudential") and JOHN HANCOCK MUTUAL LIFE INSURANCE COMPANY ("Hancock").

         WHEREAS, the parties hereto have executed and delivered that certain Note Agreement dated as of February 23, 1995 (the "Note Agreement");

         WHEREAS, Prudential and Hancock are the holders of 100% of the Notes issued under the Note Agreement; and

         WHEREAS, the parties hereto wish to amend certain terms of the Note Agreement.

         NOW, THEREFORE, in consideration of the foregoing and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

                  Amendments.

                  Amendments of Paragraph 5 of the Note Agreement. Paragraph 5A(1) shall be amended by deleting the "and" at the end of clause (viii), adding a new clause (ix) as follows and renumbering clause (ix) as clause (x):

              "(ix)  Within 10 days after the date  as  of  which   financial
information is required to be delivered pursuant to clause (i) of this paragraph 5A(1), a report as of the end of the Fiscal Quarter covered by such financial information setting forth the Company's sales, for such Fiscal Quarter and for the current year to date, and inventory, as of the end of such Fiscal Quarter, separately for all of its Green Giant brand products and for all other products; and"

                  Amendment of Paragraph 6A of the Note Agreement.  Clauses (i),
(ii) and (iii) of paragraph 6A of the Note Agreement are amended in their entirety to read as follows:

                  6A.      Current Ratio and Interest  Coverage.  The Company
covenants  that it will not permit at any time:

                           (i)      the ratio of  Current  Assets to  Current
Liabilities to be less than 1.25 to 1.0 for each Fiscal Quarter ending September and December and 1.50 to 1.0 for all other Fiscal Quarters;

                           (ii)     the Interest  Coverage Ratio for its four
 consecutive Fiscal Quarters most recently ended during any period specified below to be less than the ratio set forth opposite such period:

                  December 31, 1995 though March 31, 1996             1.50 to 1
                  April 1, 1996 through June 29, 1996                 1.60 to 1
                  June 30, 1996 through September 28, 1996            1.75 to 1
                  September 29, 1996 through December 28, 1996        1.85 to 1
                  December 29, 1996 through March 31, 1999            2.00 to 1
                  April 1, 1999 through March 31, 2001                2.20 to 1
                  April 1, 2001 and thereafter                        2.40 to 1

          (iii) at any time, the excess of Current Assets over Current Liabilities during any period specified below to be less than the amount set forth opposite such period:

                  December 31, 1995 through March 30, 1997          $80,000,000
                  March 31, 1997 through March 31, 1998             $90,000,000
                  April 1, 1998 through March 31, 1999             $100,000,000
                  April 1, 1999 and thereafter                     $110,000,000

                  Amendment of Paragraph  6C(2) of the Note  Agreement.  Clauses
(i) and (ii) of paragraph 6C(2) of the Note Agreement are amended in their entirety to read as follows:

          during any period specified below, the aggregate outstanding amount of Consolidated Senior Funded Debt, whether Secured or Unsecured, exceeds an aggregate amount equal to the applicable percentage of Consolidated Tangible Gross Worth set forth below for any date of determination during such period:

                  December 31, 1995 though June 29, 1996      65%
                  June 30, 1996 through September 28, 1996    67%
                  September 29, 1996 through March 31, 1997   65%
                  April 1, 1997 through March 31, 1998        62%
                  April 1, 1998 through March 31, 1999        60%
                  April 1, 1999 through March 31, 2000        55%
                  April 1, 2000 and thereafter                50%

          the aggregate outstanding amount of Consolidated Total Funded Debt exceeds an aggregate amount equal to the applicable percentage of Consolidated Tangible Gross Worth set forth below for any date of determination during such period:

                  December 31, 1995 through March 31, 1996    80%
                  April 1, 1996 through September 30, 1996    82%
                  October 1, 1996 through March 31, 1997      80%
                  April 1, 1997 through March 31, 1998        78%
                  April 1, 1998 through March 31, 1999        76%
                  April 1, 1999 through March 31, 2000        73%
                  April 1, 2000 through March 31, 2001        70%
                  April 1, 2001 and thereafter                65%

         ; provided, however, that if after the date hereof the Company shall reduce (by conversion to equity, optional prepayment or otherwise) its Subordinated Debt by an aggregate amount equal to $20,000,000 or more (the "Sub Debt Reduction"), the Company agrees to adjust the foregoing ratios to take into account the Sub Debt Reduction to levels acceptable to the Required Holders, such adjustment to occur as soon as possible and in no event later than 60 days after the Sub Debt Reduction.

                  Amendments to Paragraph 10B of the Note Agreement. The following definitions set forth in Paragraph 10B shall be amended in their entirety to read as follows:

                  "`Change of Control Event' shall mean (i) the beneficial ownership or acquisition by any Person or group of affiliated Persons (other than directly or indirectly through the Wolcott or Kayser families) in any transaction or series of related transactions of shares of the Company representing more than 50% of the total number of votes which the Company's shareholders (assuming full participation of all of the shareholders) shall be entitled to cast in the election of the Board of Directors of the Company; and
(ii) the Wolcott and Kayser families shall cease to own shares, directly or indirectly, or have the power to vote shares held by trusts of which all of the trustees of such trusts are family members and such trustees have independent discretion regarding the exercise of the associated voting rights, having in the aggregate at least 25% of the total number of votes which the Company's shareholders (assuming full participation of all of the shareholders) shall be entitled to cast in the election of the Board of Directors of the Company.

                  `Consolidated EBITDA' shall mean, for any fiscal period of the Company, an amount equal to (A) the sum for such fiscal period of Consolidated Net Income (Loss) and, to the extent subtracted in determining such Consolidated Net Income (Loss), provisions for (i) taxes based on income, (ii) Consolidated Interest Expense, and (iii) depreciation and amortization expense minus (B) any items of gain (or plus any items of loss) which were included in determining such Consolidated Net Income (Loss) and were (x) not realized in the ordinary course of business (whether or not classified as "ordinary" by generally accepted accounting principles), or (y) the result of any sale of assets, or (z) resulting from minority investments plus (C) $15,078,000 for the non-recurring write-off that occurred in the second Fiscal Quarter of 1996 plus (D) $4,279,000 capital gain on the sale of the Peabody property located in Peabody, Massachusetts that occurred in second fiscal quarter of 1996.

                  "Fiscal Quarter" shall mean the approximately 13-week period ending on a Saturday near the close of each calendar quarter of each year as established on an annual basis by the Company.

                  Conditions of Effectiveness. This Amendment shall become effective when, and only when, Prudential and Hancock shall have received counterparts of this Amendment executed by each of the parties hereto and all of the following documents, each (unless otherwise indicated) being dated the date hereof, in form and substance satisfactory to Prudential and Hancock:

          Copies of (A) all documents evidencing all requisite corporate action of the Company (including any and all resolutions of the Board of Directors of the Company) authorizing the execution, delivery and performance of this Amendment and the matters contemplated hereby and thereby, and (B) all documents evidencing all governmental approvals, if any, with respect to this Amendment and the matters contemplated hereby and thereby.

          A certificate of the Secretary or an Assistant Secretary of the Company certifying the names and true signatures of the officers authorized to sign this Amendment on behalf of the Company and any other documents to be delivered by the Company hereunder.

          Payment in full of the modification fee of _ of 1% of the outstanding principal amount of the Notes owed to Prudential and Hancock.

          Such  other   documents,   instruments,   approvals   or  opinions  as
Prudential or Hancock may reasonably request; and

                  The representations and warranties contained herein shall be true on and as of the date hereof, there shall exist on the date hereof, no Event of Default or Default; there shall exist no material adverse change in the financial condition, business operation or prospects of the Company or its Subsidiaries since March 31, 1995 other than as reported by the Company in its quarterly reports on Form 10-Q filed with the Securities and Exchange Commission for quarterly periods subsequent to March 31, 1995; and the Company shall have delivered to Prudential and Hancock an Officer's Certificate to such effect.

                  Representations and Warranties.

          The Company hereby repeats and confirms each of the representations and warranties made by it in the Note Agreement, as amended hereby, as though made on and as of the date hereof, with each reference therein to "this Agreement", "hereof", "hereunder", "thereof", "thereunder" and words of like import being deemed to be a reference to the Note Agreement as amended hereby.

                   The  Company  further   represents  and  warrants  as
follows:

          The execution, delivery and performance by the Company of this Amendment is within its corporate powers, have been duly authorized by all necessary corporate action and do not contravene (A) its charter or by-laws, (B) law or (C) any legal or contractual restriction binding on or affecting the Company; and such execution, delivery and performance do not or will not result in or require the creation of any Lien upon or with respect to any of its properties.

          No governmental approval is required for the due execution, delivery and performance by the Company of this Amendment, except for such governmental approvals as have been duly obtained or made and which are in full force and effect on the date hereof and not subject to appeal.

          This Amendment constitutes the legal, valid and binding obligations of the Company enforceable against the Company in accordance with its terms.

          There are no pending or threatened actions, suits or proceedings affecting the Company or any of its Subsidiaries or the properties of the Company or any of its Subsidiaries before any court, governmental agency or arbitrator, that may, if adversely determined, materially adversely affect the financial condition, properties, business, operations or prospects of the Company and it Subsidiaries, considered as a whole, or affect the legality, validity or enforceability of the Note Agreement as amended by this Amendment.

                  Miscellaneous.

                  Reference to and Effect on the Note Agreement. Upon the effectiveness of this Amendment, on and after the date hereof each reference in the Note Agreement to "this Agreement", "hereunder", "hereof" or words of like import referring to the Note Agreement, and each reference in any other document to "the Note Agreement", "thereunder", "thereof" or words of like import referring to the Note Agreement, shall mean and be a reference to the Note Agreement, as amended hereby.

                  Except as specifically amended above, the Note Agreement and the Notes, and all other related documents, are and shall continue to be in full force and effect and are hereby in all respects ratified and confirmed.

                  The execution, delivery and effectiveness of this Amendment shall not, except as expressly provided herein, operate as a waiver of any right, power or remedy of any holder of a Note under the Note Agreement or the Notes, nor constitute a waiver of any provision of any of the foregoing.

                  Costs and Expenses. The Company agrees to pay on demand all costs and expenses incurred by any holder of a Note in connection with the preparation, execution and delivery of this Amendment, including, without limitation,  the  reasonable  fees and  out-of-pocket  expenses of counsel.  The
Company further agrees to pay on demand all costs and expenses, if any (including, without limitation, reasonable counsel fees and expenses of counsel), incurred by any holder of a Note in connection with the enforcement (whether through negotiations, legal proceedings or otherwise) of this Amendment, including, without limitation, counsel fees and expenses in connection with the enforcement of rights under this paragraph 4B.

                  Execution in Counterparts. This Amendment may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed to be an original and all of which taken together shall constitute but one and the same instrument.

          Governing  Law.  This  Amendment   shall  be  governed  by,  and
construed  in accordance with, the laws of the State of New York.

                                    [Signatures on Next Page.]

         IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by their respective officers thereunto duly authorized, as of the date first above written.

                                   SENECA FOODS CORPORATION


                                   By_/s/Kraig H. Kayser___________
                                   Title: President and Chief Executive Officer


                                   THE PRUDENTIAL INSURANCE
                                   COMPANY OF AMERICA


                                    By_/s/Kevin J. Kraska__________
                                    Title: Vice President


                                    JOHN HANCOCK MUTUAL LIFE
                                    INSURANCE COMPANY


                                     By_/s/Scott O. McFetridge_______
                                     Title: Investment Officer